ANNUAL BONUS AGREEMENT

This Annual Bonus Agreement ("Agreement") is made as of January 1, 2017 (the "Effective Date") by and between Erick Fernandez ("Employee") and Federated National Holding Company, a Florida corporation ("Company").  The Company and Employee are collectively referred to as the "Parties".

WHEREAS, the Company desires to motivate Employee to take on and meet a high level of performance with respect to Employee's job responsibilities;

WHEREAS, the purpose of this Agreement is to provide financial incentives to Employee who is needed for the successful performance of the Company; and

WHEREAS, the Parties acknowledge that nothing in this Agreement is intended to or shall be interpreted to alter Employee's employment status from that of "at will."

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

1.Term of Agreement.  This Agreement will take effect as of the Effective Date set forth above and will continue in full force and effect through December 31, 2017 (the “Termination Date”), unless sooner terminated in accordance with the terms hereof.  Thereafter the Agreement may be subject to renewal for consecutive one (1) calendar year terms, with such changes of terms including amount of bonus payment on or before expiration of a relevant term.  Notwithstanding the foregoing, the Agreement may be terminated during any subsequent term in accordance with the terms hereof.

2.Criteria for Annual Bonus Payment.  Employee will be eligible for a payment under this Agreement only if Employee satisfies all of the following criteria:

(a)Employee devotes full effort and diligence to the ongoing business affairs of Company; and

(b)Employee remains employed by the Company through the Payment Date (as hereinafter defined).

3.Annual Bonus Payment.    Employee is eligible to receive an Annual Bonus Payment based on Company performance in the five categories set forth in the chart below.  Employee’s Annual Bonus Payment will be calculated based on a sliding scale from the minimum Company Performance Goal and corresponding bonus amount to the maximum Company Performance Goal and corresponding bonus amount for each of the five categories.  If the Company does not meet or exceed the minimum Company Performance Goal in a category, then Employee will not receive an annual bonus for that category.  If the Company exceeds the maximum Company Performance Goal in a category, Employee will receive the maximum annual bonus amount for that category and not more than the maximum annual bonus amount. The Annual Bonus Payment will be paid in U.S. dollars on an annual basis as provided for in Section 4. By way of example only, and without any guarantees, assurances or other representations as to the actual financial performance of the Company or the actual Annual Bonus Payment that Employee may be paid for any calendar year, Exhibit “A” demonstrates calculations of the Annual Bonus Payment for a hypothetical calendar year.

Revenue Growth
Company Performance Goal	Annual Bonus Amount
10%	$7,500
15%	$15,000
20%	$30,000
Expenses Control
Company Performance Goal	Annual Bonus Amount
45%	$7,500
40%	$15,000
35%	$30,000
EBITDA (Earnings Before Interest, Tax, Depreciation and Amortization)
Company Performance Goal	Annual Bonus Amount
$40,000,000	$7,500
$50,000,000	$15,000
$60,000,000	$30,000
Return on Equity
Company Performance Goal	Annual Bonus Amount
10%	$7,500
12%	$15,000
14%	$30,000

Book Value Growth
Company Performance Goal	Annual Bonus Amount
8%	$7,500
10%	$15,000
12%	$30,000

4.Payment of Annual Bonus Payment.

(a)The Annual Bonus Payment, if any, that shall be paid to Employee on the Payment Date shall be determined on the recommendation and approval of the Company's Chief Executive Officer.  The Annual Bonus Payment may be pro-rated in the Company’s sole discretion if Employee does not hold an employment position eligible for the bonus during an entire calendar year. The Annual Bonus Payment made pursuant to this Agreement will, to the extent required by law, be treated as supplemental wages and subject to withholding of applicable income and employment taxes at the IRS rate for supplemental wages.

(b)Subject to satisfaction of the criteria in Section 2, and so long as this Agreement has not been earlier terminated, the Annual Bonus Payment determined in accordance with Section 3 shall be paid on or before the second regular pay period following the Company's filing of the Annual Report Pursuant to Section 13 of 15(d) of the Securities Exchange Act of 1934, Form 10-Q, filed with the United States Securities and Exchange Commission (“Payment Date”).

5.No Contract of Employment.  The Parties agree that this Agreement is not intended and will not be construed to be an employment contract between the Employee and Company.  Nothing contained in this Agreement shall limit the ability of either Employee or the Company to terminate the employment relationship at will, with or without cause, at any time.

6.Assignment.  No benefit payable under this Agreement may be assigned, transferred, pledged or otherwise encumbered by Employee, or subjected to any legal process for the payment of any claim against Employee.  Company's rights and obligations under this Agreement may be assigned at the Company's discretion to any successor or assign.  Any successor or assign of Company is authorized to enforce all terms of this Agreement as if the name of such successor or assign replaces Company throughout this Agreement.

7.Governing Law.  This Agreement shall be governed in all respects by and in accordance with the laws of the State of Florida without regard to its conflict of law provisions.  Company and Employee expressly consent to the personal jurisdiction of the state and federal courts located in the State of Florida for any lawsuit arising from or related to this Agreement, and that any such lawsuit shall be brought in or removed to a state or federal court of competent jurisdiction located in Broward County, Florida.

8.Entire Agreement.  This Agreement constitutes the entire agreement between the Parties concerning the payment of an annual bonus to be made to Employee in connection with Employee's employment by the Company, and replaces all prior agreements, understandings and negotiations (whether oral or written) between the Parties regarding the payment of an annual bonus in connection with their employment relationship, except in cases where the Chief Executive Officer or Chief Financial Officer authorizes other forms of supplemental wages designated as bonus/commission; such authorized payments will not change the terms of this Agreement.  The execution of this Agreement acts as a termination of any existing Annual Bonus Agreement between the Parties.

9.Severability.  If any provisions of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable.  If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid or enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

10.Termination/Amendment of Agreement.  The Company may terminate, amend, or modify this Agreement at any time with or without notice.  The Parties agree that any modification or amendment to this Agreement must be set forth in a written document signed by the Company's Chief Executive Officer or Chief Financial Officer.

11.Costs and Attorneys' Fees.  If Company seeks to enforce any provision in this Agreement in a court of competent jurisdiction and secures any relief, Employee shall pay to Company all costs Company incurs in enforcing this Agreement, including Company's attorney’s fees and court costs.

12.Waiver of Contractual Right.  The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

13.Waiver of Jury Trial.  THE PARTIES HEREBY WAIVE A JURY TRIAL IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT OR ANY CLAIMS ARISING OUT OF THIS AGREEMENT.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company and Employee have caused this Annual Bonus Agreement to be executed and delivered duly authorized, all as of the date first written above.

FEDERATED NATIONAL HOLDING
COMPANY

By:	/s/ Michael H. Braun
Name:	Michael H. Braun
Title:	CEO and President

EMPLOYEE

/s/ Erick A. Fernandez
Signature

Erick A. Fernandez
Print Name

EXHIBIT “A”

The below examples are based on a hypothetical minimum annual bonus amount of $50 per Company Performance Goal category; mid annual bonus amount of $100 per Company Performance Goal category; and maximum annual bonus amount of $200 per Company Performance Goal category.

	Company Performance	Annual Bonus Amount
Example 1	Company performance exactly meets the goal for the mid bonus amount in all five categories.	$500 ($100 x 5 categories)
Example 2	Company performance exactly meets the goal for the minimum bonus amount in all five categories.	$250 ($50 x 5 categories)
Example 3	Company performance exactly meets the goal for the maximum bonus amount in all five categories.	$1,000 ($200 x 5 categories)
Example 4	Company performance exceeds the maximum bonus amount in all five categories.	$1,000 ($200 x 5 categories)
Example 5	Company performance does not meet the minimum goal for four categories, and meets the minimum goal for one category.	$50 ($0 x 4 categories + $50 x 1 category)
Example 6	Company performance is exactly half-way between the goal for the minimum bonus amount and the goal for the mid bonus amount in all five categories.	$375 ($75 [which is half-way between minimum bonus of $50 and mid bonus of $100] x 5 categories)
Example 7	Company performance is exactly half-way between the goal for the mid bonus amount and the goal for the maximum bonus amount in all five categories.	$750 ($150 [which is half-way between mid bonus of $100 and maximum bonus of $200] x 5 categories)
Example 8

Company performance exactly meets the goal for the mid bonus amount in three categories, Company performance is exactly half-way between the goal for the minimum bonus amount and the goal for the mid bonus amount in one category, and Company performance exceeds the goal for the maximum bonus amount in one category.

$575 ($100 x 3 categories + $75 x 1 category + $200 x 1 category)